ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-1
$ 401,529,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002  11,007,486   1,223,567     603,423    2.61%   10,900,950    3.93%
 Feb-2002  10,947,097   1,179,812     384,116    1.73%    9,673,433    3.63%
 Mar-2002  10,527,876   1,136,297     635,892    2.98%    7,501,763    2.93%
 Apr-2002  11,745,550   1,094,449     868,462    4.27%    7,137,872    2.93%
 May-2002  10,392,423   1,047,761     408,321    2.10%    6,469,142    2.77%
 Jun-2002   9,424,587   1,006,451     510,853    2.74%    6,506,177    2.91%
 Jul-2002   8,931,431     968,988     349,403    1.95%    6,291,361    2.93%
 Aug-2002   9,808,330     931,880     538,903    3.16%    6,876,573    3.36%
 Sep-2002   9,511,087     890,849     662,514    4.08%    6,977,201    3.58%
 Oct-2002   8,578,703     851,061     590,836    3.81%    6,355,124    3.41%
 Nov-2002   8,588,077     815,173     613,796    4.15%    7,233,206    4.08%
 Dec-2002   8,181,920     779,246     550,958    3.91%    7,543,117    4.46%

          ____________ ___________ ___________
  Totals  117,644,568  11,925,534   6,717,476

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.